Exhibit 99.1

PRESS RELEASE

Blackbaud to Acquire Smart Tuition
Addition of tuition payments portfolio positions software and services leader to deliver more comprehensive solutions to K-12 private school community

Charleston, S.C. (August 10, 2015) - Blackbaud, Inc. (NASDAQ: BLKB), the leading provider of software and services for the worldwide philanthropic community, today announced it has signed an agreement to acquire Smart Tuition, a leading provider of payment software and services for private schools and parents. This acquisition expands Blackbaud’s footprint into the tuition management market and positions the company to offer more comprehensive solutions to K-12 private schools.

Under the purchase agreement for the transaction, Blackbaud will acquire all of the outstanding equity interests of Smart Tuition for an aggregate purchase price of $190 million. The closing of the transaction is expected to occur within 90 days, subject to certain closing conditions, including the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended. Blackbaud expects to finance the acquisition with cash on hand and borrowings under its existing credit facility.

"The acquisition of Smart Tuition allows Blackbaud to better and more completely serve the K-12 private school community with innovative solutions that help them manage and connect information, streamline internal processes and improve the family experience", said Blackbaud President and CEO Mike Gianoni. "This also expands Blackbaud’s addressable market into the high-demand tuition management area, which includes payments beyond our traditional solutions and typically accounts for more than 80% of a private school’s revenue."

For more than 25 years, Smart Tuition has focused exclusively on financial solutions that help schools improve back office processes, enhance communication with parents and eliminate inefficiencies with easy to use, anywhere-accessible solutions that support tuition and financial aid management. The company’s product suite, which includes Smart Tuition, Smart Aid and Smart for Dioceses, serves thousands of schools and over 300,000 families.

"We see tremendous possibilities for our clients as we join Blackbaud," said Smart Tuition President and CEO, Matt Knapp. "By bringing together Smart Tuition and Blackbaud’s rich legacy of innovation and expertise, the entire K-12 private school community can enjoy the easy to use, elegant mobile and reporting solutions they need to perform all of their critical functions, while providing the best user experience possible to staff, students and families."

This announcement comes 14 months after Blackbaud’s acquisition of WhippleHill, further underscoring the company’s commitment to investing in and empowering the K-12 private school community with innovative, cloud-based, and mobile-ready solutions.

Kevin Mooney, Blackbaud executive vice president and president of General Markets added "K-12 private schools now have a single, trusted partner to help them create a fully connected school-from enrollment, to student information, student billing and tuition management, learning and content management, and more. Blackbaud has invested more than 30 years in helping the education community excel, and today’s announcement is one more example of ways we’re working to constantly improve the convenience and capability of our solutions for schools and families alike."

PRESS RELEASE

Smart Tuition is headquartered in Woodbridge, NJ. Sagent Advisors, LLC served as financial advisor to Blackbaud for this transaction.

About Blackbaud

Serving the worldwide philanthropic community for more than 30 years, Blackbaud (NASDAQ: BLKB) combines innovative software and services, and expertise to help organizations achieve their missions. Blackbaud works in over 60 countries to power the passions of more than 30,000 clients, including nonprofits, K-12 private and higher education institutions, healthcare organizations, foundations and other charitable giving entities, and corporations. The company offers a full spectrum of cloud and on-premise solutions, as well as a resource network that empowers and connects organizations of all sizes. Blackbaud's portfolio of software and services support nonprofit fundraising and relationship management, eMarketing, advocacy, accounting, payments and analytics, as well as grant management, corporate social responsibility, and education. Using Blackbaud technology, these organizations raise, invest, manage and award more than $100 billion each year. Recognized as a top company, Blackbaud is headquartered in Charleston, South Carolina and has operations in the United States, Australia, Canada, Ireland and the United Kingdom. For more information, visit www.blackbaud.com.

About Smart Tuition

Founded in 1989, Smart Tuition is a leader in providing a robust student billing and payments processing platform through its SaaS school accounts receivables offering. The company was recognized among Inc. Magazine’s 5000 fastest growing private companies in America in 2014. Smart Tuition supports the educational mission of faith based schools, as well as independent private schools across the United States. For more information about Smart Tuition, please visit: http://www.smarttuition.com

Forward-looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties, including statements regarding the expected closing of the acquisition, as well as the expected benefits of the acquisition to Blackbaud. Although Blackbaud attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors that could cause results to differ materially include the following: general economic risks; uncertainty regarding increased business and renewals from existing clients; continued success in sales growth; management of integration of acquired companies and other risks associated with acquisitions; risks associated with successful implementation of multiple integrated software solutions; the ability to attract and retain key personnel; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; technological changes that make our solutions and services less competitive; and the other risk factors set forth from time to time in the SEC filings for Blackbaud, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from Blackbaud's investor relations department. All Blackbaud solution names appearing herein are trademarks or registered trademarks of Blackbaud, Inc.

PRESS RELEASE

Blackbaud Media Contact
Nicole McGougan
Public Relations
843.654.3307
nicole.mcgougan@blackbaud.com

Smart Tuition Media Contact
John Roland
Marketing & Public Relations
404.545.8756
jroland@smarttuition.com

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